Portions of this exhibit marked [*] are requested to be treated confidentially.

THIRD AMENDMENT TO THE
LETTER AGREEMENT FOR SERVICES
by and between
SHARECARE, INC.
and
HSW INTERNATIONAL, INC.

This Third Amendment (“Third Amendment”) is entered into effective as of the 1st day of January, 2011 (“Third Amendment Effective Date”), by and between Sharecare, Inc., a company incorporated under the laws of the State of Delaware and located at 3280 Peachtree Road, Suite 600, Atlanta, GA  30305 (“Sharecare”) and HSW International, Inc., a company incorporated under the laws of the State of Delaware and located at 3280 Peachtree Road, Suite 600, Atlanta, GA  30305 (“HSWI”).

Recitals

Whereas, on October 30, 2009, Sharecare and HSWI entered into a Letter Agreement for Services, as amended by the First Amendment of December 30, 2009, and the Second Amendment of June 30, 2010 (the “Agreement”), whereby HSWI is to perform certain services for Sharecare;

Whereas, the Agreement provides for HSWI to perform services for Sharecare in connection with the Sharecare Site and the Dr. Oz Show Site;

Whereas, Sharecare and HSWI wish to amend certain terms of the Agreement as more specifically defined herein and extend the Term of the Agreement until December 31, 2011, unless earlier terminated solely as expressly permitted in the Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Defined Terms. Capitalized terms used but not specifically defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.           Management Fee.  The Dr. Oz Show Site Budget will no longer include an additional fixed management fee for HSWI’s management of the Dr. Oz Show Site, as had been provided for in Section 4 of the Second Amendment of June 30, 2010.  The monthly fixed management fee specified in Section 7 of the Agreement is amended with the amount of $[*] per month.

3.           Extension of Term. The date of December 31, 2010, in Section 1 of the Agreement, referring to the expiration of the Term, as amended by the Second Amendment of June 30, 2010, is amended and replaced with the date of December 31, 2011, such that the Term of the Agreement shall expire on December 31, 2011, unless otherwise terminated in accordance with the Agreement.  The Services performed by HSWI during the extended Term contemplated hereunder shall constitute “Services” under the Agreement for all purposes of the Agreement.

4.           Transition Services.  Section 17 of the Agreement, Transition Services, is amended and replaced in its entirety with the following:

[*] Confidential treatment requested.

Transition Services.

(a)           Scope. The parties shall work in good faith and prepare by April 1, 2011, a mutually agreed plan to transition responsibility for the operation of the Sharecare Site and Dr. Oz Show Site to Sharecare (the “Transition Plan”).  The transition shall occur during 2011 at a time or times and in a manner consistent with the Transition Plan and those Budget and Specifications which have been agreed to by the parties.  Unless otherwise specified in the Transition Plan or requested by Sharecare, HSWI shall maintain responsibility for the Services, including the operation of the Sharecare Site, Dr. Oz Show Site, and Daily Strength Site (collectively, “Sites” under the Agreement for all purposes of the Agreement), through the end of the Term, which shall constitute the point at which responsibility for the same is assumed by Sharecare.  Any transition of the Services  to Sharecare prior to the end of the Term shall not result in any reduction in the full amounts HSWI may charge or would otherwise be due as reflected in the Budget agreed to herewith, as it is recognized that HSWI will have made various personnel and resource commitments in connection with the Services.  As such, all resources identified in the Budget will be billed for and Sharecare will be responsible for minimum payment at those amounts specified in the Budget, regardless of the actual time incurred by HSWI personnel on behalf of Sharecare as a result of Sharecare's transition of Services prior to the end of the Term.  If HSWI, in its sole discretion, reassigns or terminates any HSWI personnel who were previously responsible for Services which were transitioned to Sharecare, then Sharecare will not be responsible for amounts set forth in the Budget for such personnel during that time when they are reassigned or terminated.

(b)           Transition Requirements. If and as requested by Sharecare, regardless of whether the parties shall have agreed upon the Transition Plan, and without limitation or modification of HSWI's other responsibilities under the Agreement including those under Sections 6, 9, 11 and 18, HSWI will provide the following additional transition services for the Sites ("Transition Services") to Sharecare:

(i)	upon request, assistance with the identification of new Sharecare technical staff;

(ii)
knowledge transfer from HSWI to an internal technology team at Sharecare, including the provisions of Documentation or other forms of transferring that knowledge reasonably necessary for an orderly transition and the continued development and operation by Sharecare of the Sites;

(iii)	training of existing and new Sharecare staff;

(iv)
assisting Sharecare with establishing agreements with those third party services then being utilized by HSWI as part of the Sharecare Service (for the avoidance of doubt, such does not include individual independent contractors); and,

(v)
assist in migration of the development environment of the Sharecare Service as and when requested by Sharecare, in a manner as reasonably agreed to by the parties in order to ensure an operational development environment exists at Sharecare.

(c)           Second Level Support.  For any Services transitioned to Sharecare prior to the end of the Term, HSWI agrees to provide transition support, if and as requested, to Sharecare for those aspects of the Services with which Sharecare requires assistance consistent with the Budget and the Specifications ("Second Level Support").  HSWI will provide Second Level Support within the scope of those resources then-funded by Sharecare, on a month-to-month basis, for so long as requested by Sharecare during the Term.

 (d)           Post Transition Plan Services. Following December 31, 2011, any Services required by Sharecare would be subject to mutually agreed extensions of the Term, Specifications and Budgets.

5.           Budget.  The parties have mutually agreed on a twelve-month Budget pursuant to a consent executed herewith.  To the extent that the Transition Plan or Transition Services requirements, or agreed-upon Sharecare requests in connection with the Services, exceed the Budget, the parties will work in good faith to enter into one or more Change Orders to modify the Specifications or Budget in connection with such.  In connection with such, Sharecare may designate a slower development or release schedule for the Sites by HSWI in order for HSWI resources to allocate more time, pursuant to the Budget, to the Transition Plan or Transition Services.

6.           Authority. Each party represents and warrants that it has full and complete authority to enter into this Amendment.

7.           Effect of Amendment. Except as expressly set forth in this Amendment, all provisions set forth in the Agreement shall continue to remain in full force and effect and shall not be affected by this Amendment. To the extent of any direct conflict between the terms of this Amendment and the terms of the Agreement, the applicable terms of this Amendment shall control.

8.           Further Assurances. The parties will execute and deliver such other instruments and documents, and take such other actions, as either party reasonably requests to evidence or effect the transactions contemplated by this Amendment.

9.           Headings. The headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

10.           Counterparts. This Amendment may be executed in two or more counterparts (electronically - i.e., by scanned PDF - or otherwise), each of which shall be deemed to be an original, but all of which together shall constitute one instrument binding on the parties, notwithstanding that both parties are not signatories to the original or the same counterpart.

[Signatures continued on next page]

This Third Amendment to the Agreement is signed below by the duly authorized representatives of the parties and effective as of the Third Amendment Effective Date.

Sharecare                                                                                      HSWI
Sharecare, Inc.                                                                                           HSW International, Inc.

By:  /s/ Colin B. Daniel                                                                                                 By:  /s/ Bradley T. Zimmer

Name:  Colin B. Daniel, CPA                                                                                        Name:  Bradley T. Zimmer

Title:  Vice President, Finance                                                                                     Title:  Executive Vice President & General Counsel